Exhibit 99.1

Newtek Declares Fourth Quarter Dividend of $0.40 Per Share

Reaffirms 2017 Annual Cash Dividend Forecast of $1.57 per Share

New York, N.Y. - November 16, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”), (NASDAQ: NEWT), an internally managed business development company ("BDC"), today announced that its board of directors declared a fourth quarter cash dividend(1) of $0.40 per share, payable on December 30, 2016 to shareholders of record as of December 15, 2016.  The payment of the fourth quarter dividend is in line with the Company’s 2016 annual dividend guidance of $1.53 per share. In addition, the Company reaffirms its forecast of paying an annual cash dividend of $1.57(2) per share in 2017.

Barry Sloane, Chairman, President and Chief Executive Officer commented, “We are proud to announce the Board’s declaration of our fourth quarter 2016 cash dividend which, as previously forecasted, will be paid in the calendar year 2016. With the payment of the fourth quarter dividend, we will meet our full year 2016 dividend forecast of $1.53 per share, which represents a 10.2% annual yield as of the close of Newtek’s Common Stock on November 15, 2016. As of December 30, 2016, Newtek will have paid a total of five dividends in calendar year 2016 totaling $1.93 per share, which includes the fourth quarter 2015 dividend of $0.40 per share that was paid in January 2016. Finally, we are pleased to reiterate our 2017 annual dividend forecast of $1.57 per share, which represents a 2.6% increase over our 2016 annual dividend. We believe the combination of our 2016 cash dividend yield, anticipated dividend growth in 2017 and historic growth in NAV provides significant value to our shareholders.”

Mr. Sloane continued, “Due to the seasonality of our business, our quarterly distributions can fluctuate. Of our 2016 dividend of $1.53 per share, we will pay $0.83 in the second half of this year, which is approximately 18.6% higher compared to the $0.70 paid during the first six months of 2016, demonstrating our historical trend of achieving a greater proportion of earnings in the second half of the year. Given that our BDC conversion occurred in late 2014, we believe 2017 will yield more normalized year-over-year and quarter-over-quarter comparisons over 2016, and that the Company is well positioned for continued strong performance in 2017. Our goal is to meet or exceed investor expectations in 2017, as we believe we have done thus far in 2016.”

Note regarding Dividend Payments: The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that totals approximately at least 90% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

(1)	The dividend will be paid in cash or shares of the Company's Common Stock through participation in the Company's dividend reinvestment program (“DRIP”), at the election of shareholders.

(2)	Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors.

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval), eCommerce, Accounts Receivable Financing & Inventory Financing, The Secure Gateway, The Newtek Advantage™, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.
Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal”and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com